UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                                                                    SEC File No.
                                                                    000-28277

                           NOTIFICATION OF LATE FILING

(Check One): [ X ] Form 10-K  [   ] Form 20-F  [   ] Form 11-K   [   ] Form 10-Q
             [   ] Form N-SAR

For Period Ended:  June 30, 2006


[  ] Transition Report on Form 10-K
[  ] Transition Report on Form 20-F
[  ] Transition Report on Form 11-K
[  ] Transition Report on Form 10-Q
[  ] Transition Report on Form N-SAR
For the Transition Period Ended: ___________________


Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

           The entire Form 10-KSB for the period ended June 30, 2006
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PART I -- REGISTRANT INFORMATION

Heritage Worldwide, Inc.
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Full Name of Registrant


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Former Name if Applicable


337 Avenue de Bruxelles,
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Address of Principal Executive Office (Street and Number)


City, State and Zip Code:  83514 La Seyne Sur Mer France
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PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.

    [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.
    [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date
    [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

The Company was unable to file its Form 10-KSB for the fiscal year ended June 30, 2006 within the prescribed time period without unreasonable effort and expense. The Company started to transmit the document to the Commission prior to 5:30 p.m. on September 28, 2006 but, due to the number of registrants attempting to make filings with the Commission on that date, the document was not received by the Commission by the filing deadline. The Company's Form 10-KSB was accepted by the Commission on September 29, 2006.

PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        Claude Couty                011                    33 494107808
           (Name)                (Area Code)            (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ ]Yes [X] No

                            Heritage Worldwide, Inc.


                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 29, 2006                         By: /s/ Claude Couty
                                                      -----------------------
                                                      Chief Financial Officer